UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 25, 2005, the Board of Directors (the “Board”) of Bottomline Technologies (de), Inc. (“Bottomline”) granted to: (1) Joseph L. Mullen, the Chief Executive Officer of Bottomline, a restricted stock award for 93,000 shares of common stock, $.001 par value per share (“Common Stock”), of Bottomline, (2) Robert A. Eberle, the President, Chief Operating Officer and Secretary of Bottomline, a restricted stock award for 84,000 shares of Common Stock of Bottomline and (3) Peter S. Fortune, the President of Bottomline Europe, a restricted stock award for 68,000 shares of Common Stock of Bottomline. These restricted stock awards were granted under the 2000 Stock Incentive Plan of Bottomline and vest over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On August 25, 2005, the Board increased the size of the Board from nine to ten members and elected Jeffrey C. Leathe to fill the vacancy on the Board created by such increase. Mr. Leathe will serve as a Class I director with a term expiring at the annual meeting of stockholders of Bottomline held in 2005. The Board is expected to name Mr. Leathe to the Audit Committee of the Board. On August 31, 2005, Bottomline issued a press release announcing the election of Mr. Leathe to the Board. Such press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(c ) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (DE), INC.

Date: August 31, 2005	By:	/s/ Kevin M. Donovan
Kevin M. Donovan Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 31, 2005